EXHIBIT 99.3
           Code word for this Charter Party
           “SHELLTIME 4”
Issued December 1984
Time Charter Party
IT IS THIS DAY 5 of January 2006, AGREED between Concept Ltd. of Hamilton, Bermuda (hereinafter referred to as “Owners”), being owners of the good motor tanker vessel called M/T “STENA CONCEPT” (hereinafter referred to as “the vessel”) described as per Clause 1 hereof and Stena Bulk AB of Gothenburg, Sweden (hereinafter referred to as “Charterers”):
Description and Condition of Vessel
     1. At the date of delivery of the vessel under this charter
          (a) she shall be classed:
          (b) she shall be in every way fit to carry crude petroleum and/or its products;
          (c) she shall be tight, staunch, strong. in good order and condition, and in every way fit for the service. with her machinery, boilers. hull and other equipment (including but not limited to hull stress calculator and radar). in a good and efficient state:
          (d) her tanks. valves and pipelines shall be oil-tight:
          (e) she shall be in every way fitted for burning at sea – fueloil with a maximum viscosity of 380 as per ISO 8217:1996 RMH 35 Centistokes at 50 degrees Centigrade for main propulsion. marine diesel oil as per ISO 8217:1996 DMC for auxiliaries in port – marine diesel oil for auxiliaries;
          (f) she shall comply with the regulations in force so as to enable her to pass through the Suez and Panama Canals by day and night without delay:
          (g) she shall have on board all certificates, documents and equipment required from time to time by any applicable law to enable her to perform the charter service without delay;
          (h) she shall comply with the description in Questionnaire 88 appended hereto, provided however that if there is any conflict between the provisions of Questionnaire 88 and any other provision, including this Clause 1, of this charter such other provision shall govern.
Shipboard Personnel and their Duties
     2. (a) At the date of delivery of the vessel under this charter and throughout the duration of this Charter
               (i) she shall have a full and efficient complement of master, officers and crew for a vessel of her tonnage. who shall in any event be not less than the number required by the laws of the flag state and who shall be trained to operate the vessel and her equipment competently and safely;
               (ii) all shipboard personnel shall hold valid certificates of competence in accordance with the requirements of the law of the flag state;
               (iii) all shipboard personnel shall be trained in accordance with the relevant provisions of the International Convention on Standards of Training. Certification and Watchkeeping for Seafarers. 1978;
               (iv) there shall be on board sufficient personnel with a good working knowledge of the English language to enable cargo operations at loading and discharging places to be carried out efficiently and safely and to enable communications between the vessel and chose loading the vessel or accepting discharge therefrom to be carried out quickly and efficiently.
          (b) Owners guarantee that throughout the charter service the master shall with the vessel’s officers and crew, unless otherwise ordered by Charterers,
               (i) prosecute all voyages with the utmost despatch:
               (ii) render all customary assistance; and
               (iii) load and discharge cargo as rapidly as possible when required by Charterers or their agents to do so, by night or by day, but always in accordance with the laws of the place of loading or discharging (as the case may be) and in each case in accordance with any applicable laws of the flag state.
Duty to Maintain
     3. (i) Subject to Clause 94 throughout the charter service Owners shall, whenever the passage of time, wear and tear or any event (whether or not coming within Clause 27 hereof) requires steps to be taken to maintain or restore the conditions stipulated in Clauses 1 and 2(a), exercise due diligence so to maintain or restore the vessel.
          (ii) If at any time whilst the vessel is on hire under this charter the vessel fails to comply with the requirements of Clauses 1, 2(a) or 10 then hire shall be reduced to the extent necessary to indemnify Charterers for such failure. If and to the extent that such failure affects the time taken by the vessel to perform any services under this charter, hire shall be reduced by an amount equal to the value, calculated at the rate of hire, of the time so lost.
          (iii) If Owners are in breach of their obligation under Clause 3(i) Charterers may so notify Owners in writing; and if, after the expiry of 30 days following the receipt by Owners of any such notice, Owners have failed to demonstrate to Charterers’ reasonable satisfaction the exercise of due diligence as required in Clause 3(i). the vessel shall be off-hire, and no further hire payments shall be due, until Owners have so demonstrated that they are exercising such due diligence.

Period Trading date of Limits
4. Owners agree to let and Charterers agree to hire the vessel for a period of three years commencing on the delivery under the Memorandum of Agreement for the vessel dated as the date hereof, between Owners and Ocean Symphony Ltd., Bermuda (the MOA) appended hereto as Exhibit 1 unless extended under Clause 49. for the purpose of carrying all lawful merchandise (subject always to Clause 28) within the trading limits agreed in Clause 45. Notwithstanding the foregoing, but subject to Clause 35. Charterers may order the vessel to ice-bound waters or to any part of the world outside such limits provided that Owners consent thereto (such consent not to be unreasonably withheld) and that Charterers pay for any insurance premium acquired by the vessels underwriters as a consequence of such order. premium required by the vessel’s underwriters as a consequence of such order.
          Charterers shall use due diligence to ensure that the vessel is only employed between and at safe places (which expression when used in this charter shall include ports, berths, wharves. docks. anchorages. submarine lines, alongside vessels or lighters, and other locations including locations at sea) where she can safely lie always afloat. Notwithstanding anything contained in this or any other clause of this charter, Charterers do not warrant the safety of any place to which they order the vessel and shall be under no liability in respect thereof except for loss or damage caused by their failure to exercise due diligence as aforesaid. Subject as above, the vessel shall be loaded and discharged at any places as Charterers may direct, provided that Charterers shall exercise due diligence to ensure that any ship-to-ship transfer operations shall conform to standards not less than those set out in the latest published edition of the ICS/OCIMF Ship-to-Ship Transfer Guide.
          The vessel shall be delivered by Owners at a port or at sea at Charterer’s option and redelivered to Owners at a major oil port world wide at Charterers’ option.
Laydays/ Cancelling
     5. The delivery of the vessel under this Charter shall be deemed to have occurred and this Charter shall be effective as of delivery of the Vessel to the Owners under the MOA. See Clause 99.
Owners to Provide
     6. Owners undertake to provide and to pay for all provisions, wages, and shipping and discharging fees and all other expenses of the master, officers and crew; also, except as provided in Clauses 4 and 34 hereof, for all insurance on the vessel, for all deck, cabin and engine-room stores, and for water; for all drydocking, overhaul, maintenance and repairs to the vessel; and for all fumigation expenses and de-rat certificates. Owners’ obligations under this Clause 6 extend to all liabilities for customs or import duties arising at any time during the performance of this charter in relation to the personal effects of the master, officers and crew, and in relation to the stores, provisions and other matters aforesaid which Owners are to provide and pay for and Owners shall refund to Charterers any sums Charterers or their agents may have paid or been compelled to pay in respect of any such liability. Any amounts allowable in general average for wages and provisions and stores shall be credited to Charterers insofar as such amounts are in respect of a period when the vessel is on-hire.
Charterers to Provide
     7. Charterers shall provide and pay for all fuel towage and pilotage and shall pay agency fees, port charges, commissions, expenses of loading and unloading cargoes, canal dues and all charges other than those payable by Owners in accordance with Clause 6 hereof, provided that all charges for the said items shall be for Owners’ account when such items are consumed, employed or incurred for Owners’ purposes or while the vessel is off-hire (unless such items reasonably relate to any service given or distance made good and taken into account under Clause 21 or 22); and provided further that any fuel used in connection with a general average sacrifice or expenditure shall be paid for by Owners.
Rate of Hire
     8. Subject as herein provided, Charterers shall pay for the use and hire of the vessel at the rate agreed in Clause 47 and Clause 48 per day, and pro rata for any part of a day, from the time and date of her delivery UTC until the time and date of her redelivery (UTC) to Owners.
Payment of Hire
9. payment of hire shall be made in immediately available funds to: a bank and bank account nominated by the Owners per calendar month in advance, less:
               any hire paid which Charterers reasonably estimate to relate to off-hire periods,
               Charterers shall not be responsible for any delay or error by Owners’ bank in crediting Owners’ account provided that Charterers have made proper and timely payment.
          In default of such proper and timely payment,
          (a) Owners shall notify Charterers of such default and Charterers shall within seven days of receipt of such notice pay to Owners the amount due including interest, failing which Owners may withdraw the vessel from the service of Charterers without prejudice to any other rights Owners may have under this charter or otherwise; and
          (b) Interest on any amount due but not paid on the due date shall accrue from the day after that date up to and including the day when payment is made, at a rate per annum which shall be 1% above the U.S. Prime Interest Rate as published by the JP Morgan Chase in New York at 12.00 New York time on the due date, or, if no such interest rate is published on that day, the interest rate published on the next preceding day on which such a rate was so published, computed on the basis of a 360 day year of twelve 30-day months, compounded semi-annually.
Space Available to Charterers
     10. The whole reach, burthen and decks of the vessel and any passenger accommodation (including Owners’ suite) shall be at Charterers’ disposal, reserving only proper and sufficient space for the vessel’s master. officers, crew, tackle, apparel , furniture, provisions and stores, provided that the weight of stores on board shall not, unless specially agreed, exceed 350 tonnes at any time during the charter period.
Overtime
     11. Overtime pay of the master, officers and crew in accordance with ship’s articles shall be for Charterers account when incurred, as a result of complying with the request of Charterers or their agents, for loading. discharging, heating of cargo, bunkering or tank cleaning.
Instructions and Logs
     12. Charterers shall from time to time give the master all requisite instructions and sailing directions, and he shall keep a full and correct log of the voyage or voyages, which Charterers or their agents may inspect as required. The master shall when required furnish Charterers or their agents with a true copy of such log and with properly completed loading and discharging port sheets and voyage reports for each voyage and other returns as Charterers may require. Charterers shall be entitled to take copies at their expense of any such documents which are not provided by the master. All reports are to be made in English.
Bills of Lading
     13. (a) The master (although appointed by Owners) shall be under the orders and direction of Charterers as regards employment of the vessel, agency and other arrangements, and shall sign bills of lading as Charterers or their agents may direct (subject always to Clauses 35(a) and 40) without prejudice to this charter. Charterers hereby indemnify Owners against all consequences or liabilities that may arise
          (i) from signing bills of lading in accordance with the directions of Charterers or their agents, to the extent that the terms of such bills of lading fall to conform to the requirements of this charter. or (except as provided in Clause 13(b)) from the master otherwise complying with Charterers’ or their agents’ orders:
          (ii) from any irregularities in papers supplied by Charterers or their agents.
          (b) Notwithstanding the foregoing, Owners shall not be obliged to comply with any orders from Charterers to discharge all or part of the cargo
          (i) at any place other than that shown on the bill of lading and/or
          (ii) without presentation of an original bill of lading unless they have received from Charterers both written confirmation of such orders and an indemnity in a form acceptable to Owners. See also Clause 55.

Conduct of Vessel’s Personnel
     14. If Charterers complain of the conduct of the master or any of the officers or crew, Owners shall immediately investigate the complaint. If the complaint proves to be well founded, Owners shall. without delay. make a change in the appointments and Owners shall in any event communicate the result of their investigations to Charterers as soon as possible.

Bunkers at Delivery and Redelivery
     15. Owners acknowledge that bunkers on board at delivery are the property of Charterers. Owners shall on redelivery (whether it occurs at the end of the charter period or on the earlier termination of this charter) accept and pay for all bunkers remaining on board at the price paid at the vessel’s last port of bunkering before redelivery.
Stevedores, Pilots, Tugs
      16. Stevedores when required shall be employed and paid by Charterers, but this shall not relieve Owners from responsibility at all times for proper stowage, which must be controlled by the master who shall keep a strict account of all cargo loaded and discharged. Owners hereby indemnify Charterers, their servants and agents against all losses, claims, responsibilities and liabilities arising in any way whatsoever from the employment of pilots, tugboats or stevedores, who although employed by Charterers shall be deemed to be the servants of and in the service of Owners and under their instructions (even if such pilots, tugboat personnel or stevedores are in (act the servants of Charterers their agents or any affiliated company): provided. however, that
          (i) the foregoing indemnity shall not exceed the amount to which Owners would have been entitled to limit their liability if they had themselves employed such pilots. tugboats or stevedores, and
          (ii) Charterers shall be liable for any damage to the vessel caused by or arising out of the use of stevedores, fair wear and tear excepted, to the extent that Owners are unable by the exercise of due diligence to obtain redress therefor from stevedores.
Supernumeraries
     17. Charterers may send representatives in the vessel’s available accommodation upon any voyage made under this charter.

Sub-letting
     18. Charterers may sub-let the vessel, but shall always remain responsible to Owners for due fulfilment of this charter.
Final Voyage
     19. If when a payment of hire is due hereunder Charterers reasonably expect to redeliver the vessel before the next payment of hire would fall due, the hire to be paid shall be assessed on Charterers’ reasonable estimate of the time necessary to complete Charterers’ programme up to redelivery, and from which estimate Charterers may deduct amounts due or reasonably expected to become due for bunkers on board at redelivery pursuant to Clause 15. Promptly after redelivery any overpayment shall be refunded by Owners or any underpayment made good by Charterers.
If at the time this charter would otherwise terminate in accordance with Clause 4 the vessel is on a ballast voyage to a port of redelivery or is upon a laden voyage, Charterers shall continue to have the use of the vessel at the same rate and conditions as stand herein for as long as necessary to complete such ballast voyage. or to complete such laden voyage and return to a port of redelivery as provided by this charter. as the case may be.
Loss of Vessel
     20. Should the vessel be lost, this charter shall terminate and hire shall cease at noon on the day of loss; should the vessel be a constructive total loss, this charter shall terminate and hire shall cease at noon on the day on which the vessel’s underwriters agree that the vessel is a constructive total loss; should the vessel be missing, this charter shall terminate and hire shall cease at noon on the day on which she was last heard of. Any hire paid in advance and not earned shall be returned to Charterers and Owners shall reimburse Charterers for the value of the estimated quantity of bunkers on board at the time of termination, at the price paid by Charterers at the last bunkering port.
Off Hire
     21. (a) On each and every occasion that there is loss of time (whether by way of interruption in the vessel’s service from reduction in the vessel’s performance, or in any other manner)
     (i) due to deficiency of personnel or stores; repairs; gas-freeing for repairs; time in and waiting to enter dry dock for repairs; breakdown (whether partial or total) of machinery, boilers or other parts of the vessel or her equipment (including without limitation tank coatings); overhaul, maintenance or survey; collision, stranding, accident or damage to the vessel or anyother similar cause preventing the efficient working of the vessel; and such loss continues for more than three consecutive hours (if resulting from interruption in the vessel’s service) or cumulates to more than three hours (if resulting from partial loss of service); or
     (ii) due to industrial action, refusal to sail, breach of orders or neglect of duty on the part of the master, officers or crew; or
     (iii) for the purpose of obtaining medical advice or treatment for or landing any sick or injured person (other than a Charterers’ representative carried under Clause 17 hereof) or for the purpose of landing the body of any person (other than a Charterers’ representative), and such loss continues for more than three consecutive hours: or
     (iv) due to any delay in quarantine arising from the master, officers or crew having had communication with the shore at any infected area without the written consent or instructions of Charterers or their agents. or to any detention by customs or other authorities caused by smuggling or other infraction of local law on the part of the master, officers, or crew; or
     (v) due to detention of the vessel by authorities at home or abroad attributable to legal action against or breach of regulations by the vessel, the vessel’s owners, or Owners (unless brought about by the act or neglect of Charterers); then without prejudice to Charterers’ rights under Clause 3 or to any other rights of Charterers hereunder or otherwise the vessel shall be off-hire from the commencement of such loss of time until she is again ready and in an efficient state to resume her service from a position not less favourable to Charterers than that at which such loss of time commenced; provided, however, that any service given pr distance made good by the vessel whilst off-hire shall be taken into account in assessing the amount to be deducted from hire.
             (b) If the vessel fails to proceed at any guaranteed speed pursuant to Clause 24, and such failure arises wholly or partlyfrom any of the causes set out in Clause 21(a) above, then the period for which the vessel shall be off-hire under this Clause 21 shall be the difference between
     (i) the time the vessel would have required to perform the relevant service at such guaranteed speed, and
     (ii) the time actually taken to perform such service (including any loss of time arising from interruption in the performance of such service). For the avoidance of doubt, all time included under (ii) above shall be excluded from any computation under Clause 24.
             (c) Further and without prejudice to the foregoing, in the event of the vessel deviating (which expression includes without limitation putting back, or putting into any port other than that to which she is bound under the instructions of Charterers) for any cause or purpose mentioned in Clause 21(a), the vessel shall be off-hire from the commencement of such deviation until the time when she is again ready and in an efficient state to resume her service from a position not less favourable to Charterers than that at which the deviation commenced. provided, however. that any service given or distance made good by the vessel whilst so off-hire shall be taken into account in assessing the amount to be deducted from hire. If the vessel, for any cause or purpose mentioned in Clause 21 (a), puts into any port other than the port to which she is bound on the instructions of Charterers, the port charges, pilotage and other expenses at such port shall be borne by the Owners. Should the vessel be driven into any port or anchorage by stress of weather hire shall continue to be due and payable during any time lost thereby.
             (d) If the vessel’s flag state becomes engaged in hostilities, and Charterers in consequence of such hostilities find it commercially impracticable to employ the vessel and have given Owners written notice thereof then from the date of receipt by Owners of such notice until the termination of such commercial impracticability the vessel shall be off-hire and Owners shall have the right to employ the vessel on their own account.
             (e) Time during which the vessel is off-hire under this charter shall count as part of the charter period.
Periodical Drydocking
      22. (a) Owners have the obligation to drydock the vessel at regular intervals as agreed by Charterers. On each occasion Owners shall propose to Charterers a date on which they wish to drydock the vessel, not less than two months before such date, and Charterers shall offer a port for such periodical drydocking and shall take all reasonable steps to make the vessel available as near to such date as practicable.
          Owners shall put the vessel in drydock at their expense as soon as practicable after Charterers place the vessel at Owners’ disposal clear of cargo sediments and gas free. Charterers shall be responsible for and pay for the disposal into reception facilities of tank washings and residues and shall have the right to retain any monies received therefor, without prejudice to any claim for loss of cargo under any bill of lading or this charter.

          The expenses of gas-freeing. including without limitation the cost of bunkers, shall be for Owners account.
Ship Inspection
     23. Charterers shall have the right at any time during the charter period to make such inspection of the vessel as they may consider necessary. This right may be exercised as often and at such intervall as Charterers in their absolute discretion may determine and whether the vessel is in port or on passage-,-Owners affording all necessary co-operation and accommodation on board provided, however,
(i) that neither the exercise nor the non-exercise, nor anything done or not done in the exercise or non-exercise, by Charterers of such right shall in any way reduce the master’s or Owners’ authority over. or responsibility to Charterers or third parties for, the vessel and every aspect of her operation, nor increase Charterers’ responsbilities to Owners or third parties for the same; and
See also Clause 84.
Detailed Description and Performance
     24. (a) Owners guarantee that the speed and consumption of the vessel shall be as follows:-

Average speed	Maximum average bunker consumption
in knots	main propulsion	—	auxiliaries
fuel oil/diesel oil			fuel oil/diesel
Laden	tonnes		tonnes
     See Clause 71
Ballast
          The foregoing bunker consumptions are for all purposes except cargo heating and tank cleaning and shall be pro-rated between the speeds shown.
          The service speed of the vessel is knots laden and knots in ballast and in the absence of Charterers’ orders to the contrary the vessel shall proceed at the service speed. However if more than one laden and one ballast speed are shown in the table above Charterers shall have the right to order the vessel to steam at any speed within the range set out in the table (the “ordered speed”).
          If the vessel is ordered to proceed at any speed other than the highest speed shown in the table. and the average speed actually attained by the vessel during the currency of such order exceeds such ordered speed plus 0.5 knots (the “maximum recognised speed”). then for the purpose of calculating any increase or decrease of hire under this Clause 24 the maximum recognised speed shall be used in place of the average speed actually attained.
          For the purposes of this charter the “guaranteed speed” at any time shall be the then—current ordered speed or the service speed, as the case may be
          The average speeds and bunker consumptions shall for the purposes of this Clause 24 be calculated by reference to the observed distance from pilot station to pilot station on all sea passages during each period stipulated in Clause 24 (c), but excluding any time during which the vessel is (or but for Clause 22 (b) (i) would be) off-hire and also excluding “Adverse Weather Periods”, being (i) any periods during which reduction of speed is necessary for safety in congested waters or in poor visibility (ii) any days, noon to noon. when winds exceed force [5] on the Beaufort Scale for more than 12 hours.

               (b) If during any year from the date on which the vessel enters service (anniversary to anniversary) the vessel falls below the performance guaranteed in Clause 24(a) then if such shortfall results
          (i) from a reduction in the average speed of the vessel. compared to the speed guaranteed in Clause 24(a), then an amount equal to the value at the hire rate of the time so lost, as the case may be, shall be deducted from the hire paid:
          (ii) from an increase in the total bunkers consumed, compared to the total bunkers which would have been consumed had the vessel performed as guaranteed in Clause 24(a), an amount equivalent to the value of the additional bunkers consumed, based on the average price paid by Charterers for the vessel’s bunkers in such period, shall be deducted from the hire paid.
          The deduction from hire so calculated for laden and ballast mileage shall be adjusted to take into account the mileage steamed in each such condition during Adverse Weather Periods, by dividing such deduction by the number of miles over which the performance has been calculated and multiplying by the same number of miles plus the miles steamed during the Adverse Weather Periods, in order to establish the total deduction from hire to be made for such period.
          Reduction of hire under the foregoing sub-Clause (b) shall be without prejudice to any other remedy available to Charterers.
          (c) Calculations under this Clause 24 shall be made for the yearly periods terminating on each successive anniversary of the date on which the vessel enters service, and for the period between the last such anniversary and the date of termination of this charter if less than a year. Claims in respect of reduction of hire arising under this Clause during the final year or part year of the charter period shall in the first instance be settled in accordance with Charterers’ estimate made two months before the end of the charter period. Any necessary adjustment after this charter terminates shall be made by payment by Owners to Charterers or by Charterers to Owners as the case may require.
Salvage
          25. Subject to the provisions of Clause 21 hereof, all loss of time and all expenses (excluding any damage to or loss of the vessel or tortious liabilities to third parties) incurred in saving or attempting to save life or in successful or unsuccessful attempts at salvage shall be borne equally by Owners and Charterers provided that Charterers shall not be liable to contribute towards any salvage payable by Owners arising in any way out of services rendered under this Clause 25.
          All salvage and all proceeds from derelicts shall be divided equally between Owners and Charterers after deducting the masters, officers’ and crew’s share.
Lien
     26. Owners shall have a lien upon all cargoes and all freights. sub-freights and demurrage for any amounts due under this charter: and Charterers shall have a lien on the vessel for all monies paid in advance and not earned, and for all claims for damages arising from any breach by Owners of this charter.
Exceptions
     27.(a) The vessel, her master and Owners shall not, unless otherwise in this charter expressly provided, be liable for any loss or damage or delay or failure arising or resulting from any act, neglect or default of the master, pilots, mariners or other servants of Owners in the navigation or management of the vessel; fire, unless caused by the actual fault or privity of Owners; collision or stranding; dangers and accidents of the sea; explosion. bursting of boilers, breakage of shafts or any latent defect in hull, equipment or machinery; provided. however that Clauses 1, 2. 3 and 24 hereof shall be unaffected by the foregoing. Further, neither the vessel, her master or Owners, nor Charterers shall, unless otherwise in this charter expressly provided, be liable for any loss or damage or delay or failure in performance hereunder arising or resulting from act of God, act of war, seizure under legal process, quarantine restrictions, strikes, lock-outs. riots, restraints of labour, civil commotions arrest or restraint of princes, rulers or people.
          (b) The vessel shall have liberty to sail with or without pilots, to tow or go to the assistance of vessels in distress and to deviate for the purpose of saving life or property.
          (c) Clause 27(a) shall not apply to or affect any liability of Owners or the vessel or any other relevant person in respect of
          (i) loss or damage caused to any berth. jetty, dock. dolphin, buoy. mooring line. pipe or crane or other works or equipment whatsoever at or near any place to which the vessel may proceed under this charter, whether or not such works or equipment belong to Charterers, or ’
          (ii) any claim (whether brought by Charterers or any other person) arising out of any loss of or damage to or in connection with cargo. All such claims shall be subject to the Hague-Visby Rules or the Hague Rules. as the case may be, which ought pursuant to Clause 38 hereof to have been incorporated in the relevant bill of lading (whether or not such Rules were so incorporated) or, if no such bill of lading is issued. to the Hague-Visby Rules.
          (d) In particular and without limitation. the foregoing subsections (a) and (b) of this Clause shall not apply to or in any way affect any provision in this charter relating to off-hire or to reduction of hire.
Injurious Cargoes
          28. No acids, explosives or cargoes injurious to the vessel shall be shipped and without prejudice to the foregoing any damage to the vessel caused by the shipment of any such cargo. and the time taken to repair such damage, shall be for Charterers’ account. No voyage shall be undertaken. nor any goods or cargoes loaded. that would expose the vessel to capture or seizure by rulers or governments:
Grade of Bunkers
          29. Charterers shall supply marine diesel oil/fuel oil with a maximum viscosity of 380 Centistokes at 50 degrees Centigrade for main propulsion and diesel oil. If Owners require the vessel to be supplied with more expensive bunkers they shall be liable for the extra cost thereof.
Disbursements
          30. Should the master require advances for ordinary disbursements at any port, Charterers or their agents shall make such advances to him.

Laying-up
     31. Charterers shall have the option, after consultation with Owners, of requiring Owners to lay up the vessel at a safe place nominated by Charterers. in which case the hire provided for under this charter shall he adjusted to reflect any net increases in expenditure reasonably incurred or any net saving which should reasonably be made by Owners as a result of such lay-up. Charterers may exercise the said option any number of times during the charter period. See also Clause 82.
Requisition
     32. Should the vessel be requisitioned by any government. de facto or de jure. during the period of this charter. the vessel shall be off-hire during the period of such requisition, and any hire paid by such government in respect of such requisition period shall be for Owners’ account. Any such requisition period shall count as part of the charter period.
     33. Intentionally omitted.
Additional War Expense
     34. If the vessel is ordered to trade in areas where there is war (de facto or de jure) or threat of war. Charterers shall reimburse Owners for any additional insurance premia, crew bonuses and other expenses which are reasonably incurred by Owners as a consequence of such orders, provided that Charterers are given notice of such expenses as soon as practicable and in any event before such expenses are incurred, and provided further that Owners obtain from their insurers a waiver of any subrogated rights against Charterers in respect of am claims by Owners under their war risk insurance arising out of compliance with such orders.
War Risks
     35. (a) The master shall not be required or bound to sign bills of lading for any place which in his or Owners’ reasonable opinion is dangerous or impossible for the vessel to enter or reach owing to any blockade. war, hostilities, warlike operations, civil war, civil commotions or revolutions.
          (b) If in the reasonable opinion of the master or Owners it becomes, for any of the reasons set out in Clause 35(a) or by the operation of international law. dangerous, impossible or prohibited for the vessel to reach or enter, or to load or discharge cargo at, any place to which the vessel has been ordered pursuant to this charter (a “place of peril”).,then Charterers or their agents shall be immediately notified by telex or radio messages, and Charterers shall thereupon have the right to order the cargo. or such part of it as may be affected, to be loaded or discharged, as the case may be. at any other place within the trading limits of this charter (provided such other place is not itself a place of peril). If any place of discharge is or becomes a place of peril, and no orders have been received from Charterers or their agents within 48 hours after dispatch of such messages, then Owners shall be at liberty to discharge the cargo or such part of it as may be affected at any place which they or the master may in their or his discretion select within the trading limits of this charter and such discharge shall be deemed to be due fulfilment of Owners’ obligations under this charter so far as cargo so discharged is concerned.
          (c) The vessel shall have liberty to comply with am’ directions or recommendations as to departure. arrival, routes, ports of call, stoppages, destinations, zones, waters, delivery or in any other wise whatsoever given by the government of the state under whose flag the vessel sails or any other government or local authority or by any person or body acting or purporting to act as or with the authority of any such government or local authority including any de facto government or local authority or by any person or body acting or purporting to act as or with the authority of any such government or local authority or by any committee or person having under the terms of the war risks insurance on- the vessel the right to give any such directions or recommendations. If by reason of or in compliance with any such directions or recommendations anything is done or is not done. such shall not be deemed a deviation.
          If by reason of or in compliance with any such direction or recommendation the vessel does not proceed to any place of discharge to which she has been ordered pursuant to this charter, the vessel may proceed to any place which the master or Owners in his or their discretion select and there discharge the cargo or such part of it as may be affected. Such discharge shall be deemed to be due fulfilment of Owners’ obligations under this charter so far as cargo so discharged is concerned.
          Charterers shall procure that all bills of lading issued under this charter shall contain the Chamber of Shipping War Risks Clause 1952.
Both to Blame Collision Clause
     36. If the liability for any collision in which the vessel is involved while performing this charter falls to be determined in accordance with the laws of the United States of America, the following provision shall apply:
          “If the ship comes into collision with another ship as a result of the negligence of the other ship and any act, neglect or default of the master, mariner, pilot or the servants of the carrier in the navigation or in the management of the ship, the owners of the cargo carried hereunder will indemnify the carrier against all loss. or liability to the other or non-carrying ship or her owners in so far as such loss or liability represents loss of. or damage to, or any claim whatsoever of the owners of the said cargo, paid or payable by the other or non-carrying ship or her owners to the owners of the said cargo and set off, recovered or recovered by the other or non-carrying ship or her owners as part of their claim against the carrying ship or carrier.”
          “The foregoing provisions shall also apply where the owners, operators or those in charge of am’ ship or ships or objects other than, or in addition to, the colliding ships or objects are at fault in respect of a collision or contact.”
          Charterers shall procure that all bills of lading issued under this charter shall contain a provision in the foregoing terms to be applicable where the liability for any collision in which the vessel is involved falls to be determined in accordance with the laws of the United States of America.
New Jason Clause
          37. General average contributions shall be payable according to the York/Antwerp Rules. 1974 as amended in 1994, and shall be adjusted in London in accordance with English law and practice but should adjustment be made in accordance with the law and practice of the United States of America, the following provision shall apply:
          “In the event of accidents, danger, damage or disaster before or after the commencement of the voyage, resulting from any cause whatsoever, whether due to negligence or not. for which, or for the consequence of which, the carrier is not responsible by statute, contract or otherwise, the cargo, shippers. consignees or owners of the cargo shall contribute with the carrier in general average to the payment of any sacrifices, losses or expenses of a general average nature that may be made or incurred and shall pay salvage and special charges incurred in respect of the cargo.”

          “If a salving ship is owned or operated by the carrier. salvage shall be paid for as fully as if the said salving ship or ships belonged to strangers. Such deposit as the carrier or his agents may deem sufficient to cover the estimated contribution of the cargo and any salvage and special charges thereon shall, if required, be made by the cargo, shippers. consignees or owners of the cargo to the carrier before delivery.”

          Charterers shall procure that all bills of lading issued under this charter shall contain a provision in the foregoing terms, to be applicable where adjustment of general average is made in accordance with the laws and practice of the United States of America.
TOVALOP
         38. See Clause 96.
         39. See Clause 53
          (i) See Clause 52
          (ii) Group of P& I Clubs
Export Restrictions
          40. The master shall not be required or bound to sign bills of lading for the carriage of cargo to any place to which export of such cargo is prohibited under the laws, rules or regulations of the country in which the cargo was produced and/or shipped.
          Charterers shall procure that all bills of lading issued under this charter shall contain the following clause:
          “If any laws rules or regulations applied by the government of the country in which the cargo was produced and: or shipped, or any relevant agency thereof. impose a prohibition on export of the cargo to the place of discharge designated in or ordered under this bill of lading. carriers shall be entitled to require cargo owners forthwith to nominate an alternative discharge place for the discharge of the cargo. or such part of it as may be affected, which alternative place shall not be subject to the prohibition. and carriers shall be entitled to accept orders from cargo owners to proceed to and discharge at such alternative place. If cargo owners fait to nominate an alternative place within 72 hours after they or their agents have received from carriers notice of such prohibition, carriers shall be at liberty to discharge the cargo or such part of it as may be affected by the prohibition at any safe place on which they or the master may in their or his absolute discretion decide and which is not subject to the prohibition. and such discharge shall constitute due performance of the contract contained in this bill of lading so far as the cargo so discharged is concerned”.
The foregoing provision shall apply mutatis mutandis to this charter. the references to a bill of lading being deemed to be references to this charter.
Law and Litigation
     41. (a) This charter shall be construed and the relations between the parties determined in accordance with the laws of England.
See Clause 97.
Construction
     42. The side headings have been included in this charter for convenience of reference and shall in no way affect the construction hereof. Rider Clauses 43 – 98 as attached and Questionnaire 88 to form an integral part of this Charter Party.

Owners	Charterers

/s/ CHRISTOPHER G. GARROD	/s/ NILS-ERIK OLSSON

Rider Clauses 43 – 98 to Shelltime 4
Time Charter Party for M/T “Stena Concept”
43.	PRIVATE AND CONFIDENTIAL

All negotiations and fixture to be kept strictly private and confidential by all parties and shall not be reported except for certain mandatory reporting required.

44.	CARGOES

Clean petroleum products and chemicals.

45	TRADING RANGE

World-wide trading always afloat, always within British Institute Warranty Limits, as may be revised from time to time, or within the limits applying in Owners’ insurances in effect from time to time, however excluding any war zones, embargoed countries and any other areas to which restrictions may be imposed by the United Nations or the flag state. The Charterers may be allowed to breach the trading limits as described above subject to the Charterers paying any extra insurance premium supported by vouchers from Owners’ underwriters.

46.	REDELIVERY

Charterers to provide 15 and 10 days notice of redelivery area, and 5/3/2/1 day(s) definite notice of redelivery and place.

47.	BASIC HIRE

The Charterers shall pay for the use of the vessel in accordance with the terms of this charter party a daily rate in US Dollars ($) (the “Basic Hire”), which shall be payable monthly in advance, as per the following schedule:

Period		Basic Hire
1	January 5, 2006 – January 4, 2007	$19,765
2	January 5, 2007 –January 4, 2008	$20,043
3	January 5, 2008 –January 4, 2009	$20,335
Option 1	January 5, 2009 –January 4, 2010	$17,942
Option 2	January 5, 2010 –January 4, 2011	$18,264
Option 3	January 5, 2011 –July 4, 2011	$18,603
Option 4	July 5, 2011 – July 4, 2012	$21,158
Option 5	July 5, 2012 – July 4, 2013	$21,531

48	ADDITIONAL HIRE

Additional Hire, as hereinafter defined, shall only be payable for Option Years 1-3, as defined in Clause 47 and only if such extension of the Charter is the result of the Charterer’s exercising of their option for such extension in accordance with Clause 49.
(A)	Payment of Additional Hire

In addition to payment of Basic Hire hereunder, the Charterers shall pay to the Owners Additional Hire (as defined below), if any, quarterly in arrears, on each Additional Hire Payment Date as hereinafter provided. As used herein “Additional Hire Payment Date” means the 25th day of the first month of each calendar quarter commencing on the first full calendar quarter after the Delivery Date (as described in Clause 5), except that the last Additional Hire Payment Date shall be the 25th day following the Expiry Date (as described in clauses 4 and 49), provided that if such date is not a Business Day (as defined below), the Additional Hire Payment Date shall be the next succeeding Business Day. As used herein, a “Business Day” means a day (other than a Saturday or Sunday) on which banks are open for business in New York City, Gothenburg and London.

No Additional Hire shall be payable in respect of any periods during which the vessel is off-hire pursuant to Clause 21, except that in the event of any class condition or recommendation determined by the vessel’s classification society during the inspection of the vessel undertaken by the Owners in connection with the purchase of the vessel (so long as such inspection shall be completed no later than 90 days following the delivery of the vessels), Additional Hire shall be payable for any off-hire periods resulting from the repair of such condition or recommendation unless such repairs can be completed during a regularly scheduled drydocking without increasing the time required to complete such drydocking.

(B)	Calculation of Additional Hire

The Additional Hire payable for any calendar quarter shall be equal to an amount calculated as fifty percent (50%) of the Weighted Average Hire for the quarter after deduction of the Basic Hire in effect for the quarter, subject to adjustment as provided in paragraph (C) below. As used herein the “Weighted Average Hire” for any calendar quarter shall be an amount equal to the Average Daily Rate for such calendar quarter multiplied by the number of days in such calendar quarter (excluding any days in such calendar quarter during which Additional Hire is not payable as provided in paragraph (A) above). As used herein, the “Average Daily Rate” shall be a daily rate equal to the weighted average of the following amounts:
(1)	A weighted average of the time charter hire per day received by the Charterers for any periods during the Calculation Period (as defined below) that the vessel is subchartered by the Charterers under a time charter after deduction of (i) ship broker commissions payable by the Charterers in an amount not to exceed 2.5 percent of the time charter hire received by the Charterers during the Calculation Period and (ii) commercial management fees payable by the Charterers in an amount not to exceed 1.25 percent of the time charter hire received by the Charterers during the Calculation Period; and

(2)	The Time Charter Equivalent Hire (as described below) for any period during the Calculation Period that the vessel is not subchartererd by the Charterer under a time charter.
For purposes of calculating the Average Daily Rate, the amounts set forth in (1) and (2) above shall be weighted based on the number of days the vessel was subchartererd by the Charterers under a time charter during the Calculation Period and the number of days the vessel was not subchartererd by the Charterers under a time charter during the Calculation Period.

If at any time the Weighted Average Hire calculated for any calendar quarter (or portion thereof), is equal to or less than the Basic Hire in effect for the quarter, the Additional Hire will be zero.

As used herein, the “Calculation Period” shall be the twelve month period ending on the last day of each calendar quarter.

As used herein, “Time Charter Equivalent Hire” shall mean (i) the weighted average of the Daily Value (as defined below) for the following notional round voyage routes applying the weight set forth opposite each route:

Rotterdam to New York – 40% Curacao to New York – 60%

or (ii) the weighted average of the Alternative Daily Values for the Alternative Routes applying the Alternative Weights (each as defined below), as applicable.

On the last day of each calendar quarter (or on the next Business Day if such day is not a Business Day) and on the Expiry Date, the Owners

and the Charterers shall instruct the Association of Shipbrokers and Agents Tanker Broker Panel or, exceptionally, another panel of brokers mutually acceptable to the Owners and the Charterers (the “Brokers Panel”) to determine the average spot rates (the “Average Spot Rates”) in Worldscale points over any periods during the Calculation Period that the vessel is not subchartered by the Charterers under a time charter. The Owners shall instruct the Brokers Panel to determine the Average Spot Rates on the following standard notional round voyage routes and cargo sizes for vessels of the same type as the vessel and to deliver its determination in writing to the Owners and the Charterers by not later than the fifth Business Day following the date of the request by the Owners and the Charterers to make such determination:

Rotterdam to New York with 37,000 tonnes clean Curacao to New York with 38,000 tonnes clean

In the exceptional case that the scheduled Brokers Panel meeting is unexpectedly cancelled the assessment will be provided at the earliest opportunity. The determination by the Brokers Panel of these Average Spot Rates shall be binding upon both the Owners and the Charterers.

The Brokers Panel shall invoice the Owners and the Charterers for the cost of the Brokers Panel assessment and of any experts engaged by the Brokers Panel. The amounts invoiced by the Brokers Panel shall be shared equally between the Owners and the Charterers.

On receipt of the Brokers Panel assessment, the Charterers will calculate the Time Charter Equivalent Hire in accordance with the following components and complete a calculation of the Weighted Average Hire and the amount of Additional Hire, if any, which will be forwarded to the Owners not later than the fifth Business Day following the date on which the Charterers receive the Average Spot Rates from the Brokers Panel. The calculation shall indicate whether there is Additional Hire due to the Owners or whether the calculation results in a negative number.

To calculate the “Daily Value” the Average Spot Rates for:

Rotterdam to New York with 37,000 tonnes clean
Curacao to New York with 38,000 tonnes clean
will be applied to the notional round voyage for the same route with cargo and then back in ballast using the following parameters:

a.	The Average Spot Rate, as supplied by the Brokers Panel, shall be multiplied by the Worldscale Flat rate for each notional round voyage route listed above as set forth in the New Worldwide Tanker Nominal Freight Scale as issued by the Worldscale Association and current for the period in question;

b.	To calculate the freight income, the product of the calculation set forth in (a) above shall be multiplied by the cargo size for each notional round voyage route listed above;

c.	To calculate the voyage income, bunker costs (equal to the bunkers used multiplied by the bunkers prices), port charges, ship broker commissions and commercial management fees, all as determined below, shall be deducted from the freight income calculated in (b) above;

d.	Bunkers used shall be determined by speed, distance and consumption of bunkers at sea and in port;

e.	Distance shall be as set forth in the “World-Wide Marine Distance Tables” published by Veson Nautical Distance Tables;

f.	Speed and consumption at sea shall be 14 knots at 36 tonnes per day in laden condition and 14 knots at 35 tonnes per day in ballast condition less a steaming allowance of 7.5 percent applied to the speeds to allow for weather and navigation;

g.	Bunkers in port – all inclusive – 40 tonnes per cargo;

h.	Time in port shall be 5.5 days, which shall be split 2 days loading, 2 days discharging and the balance of the time idling;

i.	Voyage duration for each notional round voyage route listed above shall be calculated using distance as set forth in (e) above, speed as set forth in (f) above and time in port as set forth in (h) above;

j.	Bunker prices shall be the mean of the average prices prevailing at Houston, New York and Curacao during the quarter for Marine Fuel Oil grade IFO 380 CST as published by Platts Bunkerwire, or another publication mutually acceptable to the Owners and the Charterers should Platts Bunkerwire become no longer available, plus applicable barge delivery charges (equal to the average barge delivery charges over the prior twelve-month period);

k.	Port charges for loading and discharging ports shall be equal to the published tariffs and exchange rates in effect on the last calendar day of the quarter, and include all vessel costs for port calls;

l.	Ship brokers commissions and a commercial management fee totalling 3.75 percent of the freight income shall be deducted from the voyage income; and

m.	The Daily Value for each notional round voyage route listed above shall be calculated by dividing the voyage income by the voyage duration.
If in the Charterers’ reasonable opinion it becomes impractical or dangerous, due to war, hostilities, warlike operations, civil war, civil commotion, revolution or terrorism for MR vessels to operate on the notional voyages for which the Average Spot Rates shall be determined, the Charterers may request the Owners’ agreement for the Daily Value to be substituted by an Alternative Daily Value (an “Alternative Daily Value”) for the period of such danger or restriction of trading. Such request shall not be unreasonably refused by the Owners. In such event, the Alternative Daily Value shall be calculated by the Charterers using the parameters set forth above on the basis of the Average Spot Rates using alternative notional round voyage routes (the “Alternative Routes”) and applying weights (the “Alternative Weights”) to the Alternative Routes that reasonably reflect realistic alternative round voyages trade for MR vessels during the period of such danger or restriction of trading.

The notional round voyage routes are intended to represent routes on which MR vessels are typically used. If during the term of this Charter, in the Charterers’ reasonable opinion, these routes cease to be used by MR vessels, or assumptions regarding bunkering ports contained herein cease to be applicable, the Charterers may, with the Owners’ consent, which shall not be unreasonably withheld, instruct the Brokers Panel to substitute alternative routes and bunkering ports (for purposes of determining bunker prices) that most closely match the routes and bunkering ports typically used by MR vessels and to apply appropriate weights to such routes.
If “Worldscale” ceases to be published, the Brokers Panel shall use its best judgment in determining the nearest alternative method of assessing the market rates on the specified voyages.
           Calculation Illustrations
Rotterdam to New York

Data used:
1)	Average Spot Rate (determined by Brokers Panel) = W300
2)	Worldscale Flat = $7.48
3)	Cargo size = 37,000
4)	Voyage duration = 27.16 days
5)	Bunker price = $180 per tonne
6)	Bunkers used = 808.93 tonnes
7)	Port charges = $88,000
8)	Calculation of freight income:

	1) multiplied by 2) = $3.00 x 7.48 = 22.44
	$22.44 x 3) 37,000 = $830,280

9)	Calculation of voyage income:
	Freight income	$830,280
	less:
	2.50% broker commissions	(20,757)
	1.25% commercial management fees	(10,379)
	Bunker costs 5) x 6)	(145,607)
	Port charges 7)	(88,000)

		(264,743)

	Voyage income $565,537

10)	Calculation of Daily Value
	9) / 4) = $565,537 / 27.16 = $20,822
Curacao to New York

	Data used:
1)	Average Spot Rate (determined by Brokers Panel) = W300
2)	Worldscale Flat = $4.61
3)	Cargo size = 38,000
4)	Voyage duration = 16.84 days
5)	Bunker price = $180 per tonne
6)	Bunkers used = 442.57 tonnes
7)	Port charges = $60,000
8)	Calculation of freight income:
	1) multiplied by 2) = 3.00 x 4.61 = 13.83
	$13.83 x 3) 38,000 = $525,540
9)	Calculation of voyage income:
	Freight income	$525,540
	less:
	2.50% broker commissions	(13,139)
	1.25% commercial management fees	(6,569)
	Bunker costs 5) x 6)	(79,663)
	Port charges 7)	(60,000)

		(159,371)

	Voyage income $366,169

10)	Calculation of Daily Value
	9) / 4) = $366,169 / 16.84 = $21,744

Calculation of Time Charter Equivalent Hire

Daily Value Rotterdam to New York x 40%	$8,329
Daily Value Curacao to New York x 60%	$13,046
Time Charter Equivalent Hire	$21,375

	(C)	Adjustment of Additional Hire

If, pursuant to Clause 48 of the Time Charter Party for M/T Stena Concept, entered into between the Charterers and Concept Ltd., a negative number results as the end of a calendar quarter from the deduction of the Basic Hire for such calendar quarter from the Weighted Average Hire for such calendar quarter, then 50% of such negative amount may be deducted from the total amount of Additional Hire, if any, payable by the Charterers in respect of the Stena Concept for such calendar quarter.

49		OPTION

Upon expiry of the initial three-year charter period, Charterers shall have the option, such option, to be declared by the Charterers in writing no less than seven months prior to the expiry of the initial charter period, to extend this Charter for two and one/half additional years at the Basic Hire specified for Option Years 1-3 in Clause 47, together with Additional Hire calculated in accordance with Clause 48. If the Charterers do not exercise such option, the Owners shall have the option, to be declared by the Owners no less than six months prior to the expiry of the initial charter period, to extend this Charter for two and one-half additional years at the Basic Hire specified for Option Years 1-3 in Clause 47, but without any Additional Hire.

If the Charter has been extended for Option Years 1-3 as aforementioned, by the Charterers or the Owners, as the case may be, the Charterers shall have two options, each to be declared by the Charterers not less than six months prior to the expiry of the charter period in effect at that time, to extend this Charter for one year at the Basic Hire specified in Clause 47 for Option Years 4 and 5 respectively, but without any Additional Hire.

50		IGS-COW-PUMPING

Charterers shall have the option to crude oil wash all parts of the vessel’s cargo tanks. Owners warrant that vessel is equipped with an Inert Gas System and Crude Oil Washing System in good working order and the Master, Officers and Crew are competent to operate said systems. If requested by Charterers or as required by international or local regulations, Owners agree to conduct crude oil washing of all cargo tanks at discharge port(s) simultaneously with cargo discharge operations and to Charterers’ satisfaction. International or local regulations shall prevail over Charterers’ orders if conflict exists. Owners warrant that the vessel can discharge her entire cargo in maximum 24 hours or maintain 100 p.s.i. at ship’s manifold provided shore facilities permit, excluding crude oil washing time and stripping.

The vessel shall be equipped with pressure gauges at each discharge manifold, which will be maintained in a proper working condition, and each gauge shall have a valid test certificate.

51	ELIGIBILITY CLAUSE

Owners warrant that the vessel is in all respects eligible under applicable laws and regulations for trading to the ports and places specified in under this charter party and that at all times she shall have on board all certificates, records and other documents required for such service. Furthermore, it is incumbent upon the Owners, unless the Charterers determine otherwise, to make every effort to obtain the following vetting approvals/acceptance: ChevronTexaco, Shell, Navion, BP, ExxonMobil, TotalFinaElf, Repsol.

In addition Owners will make best efforts to obtain, at Charterers’ cost, other approvals/ acceptances that may be required by Charterers during the duration of this time charter contract. Once the above approvals/acceptances have been obtained, Owners will ensure that such approvals/acceptances will be maintained throughout the duration of the time charter.

52	P & I INSURANCE COST LIABILITY
(A)	Owners warrant that, throughout the entire period of this Charter Party, Owners shall have full and valid protection and indemnity insurance (“P & I Insurance”) for the vessel, as described in sub-paragraph (B) of this Clause, with P & I Insurance placed with a P & I Club which is a member of the International Group of P & I Clubs. The P & I Insurance and excess insurance shall be at no cost to Charterers; except that Charterers shall reimburse Owners for one hundred (100) per cent of any documented net surcharges properly due and paid by Owners under the P & I Insurance and/or under the additional insurance for U.S. voyages or is employed in any trade area deemed by the Owners’ P & I Club to be within the Federal or State jurisdiction of the United States of America, and/or its executive economic zone as defined under the United States Oil Pollution Act of 1990 directed under the Charter Party by Charterers, (“U.S. voyages”) provided, however, that any reimbursement obligation of Charterers shall be conditioned upon Owners fully meeting the requirements of Clause 3. Any request for reimbursement by Owners under this Clause shall mean the surcharges, as described above, paid by Owners after taking into consideration any and all discounts and/or rebates received or receivable by the Owners or to the Owners’ credit under the P & I Insurance and/or additional insurance.

(B)	The P & I Insurance must include coverage against liability for cargo loss/damage per incident and coverage against liability for pollution, including ITOPF obligations, (“Pollution Liability”) for an amount not less than USD 1 billion per incident.

(C)	If requested by Charterers, Owners shall promptly furnish to the Charterers proper evidence of such P & I Insurance and excess insurance immediately upon signing the Charter Party term. A breach by the Owners of the above warranty shall entitle Charterers to obtain such P&I Insurance and excess insurance at its own costs; provided, however, that in such event Charterers shall be entitled to deduct the costs of such insurances from the payment of hire pursuant to this Charter.
(D)	In any event Owners undertake to have always in place throughout the entire period of this Charter Party the oil pollution coverage required by the industry available through P & I Club, which is a member of The International Group of P & I Clubs and/or first class insurance company.

(E)	To the extent possible the Charterers shall be co-insured under the P&I Insurance

53	FINANCIAL RESPONSIBILITY IN RESPECT OF POLLUTION

If Charterers advise Owners that the vessel is to call at any port where environmental legislation has been enacted that requires the procurement of financial guarantees, special certificates or special permits, all related costs payable per call related to compliance with such legislation (including obtaining a Certificate of Financial Responsibility and other requirements of the Oil Pollution Act of 1990, as amended from time to time, with respect to any U.S. port) shall be paid by Charterers. Owners shall supply any relevant documents to Charterers, and Charterers shall have the benefit of any eventual discount on the above.

54	VESSEL’S CASUALTIES

The Owners shall cause the Master to inform Charterers immediately by telefax or telex if any situation occurs which results, or is likely to result in either delays, or damages to the vessel or machine systems, including but not limited to, failure of inert gas system, cargo systems, or delays from proceeding to assistance of other vessels, or in damages to cargo, or in pollution, oil spill, and/or oil discharge.

55	LETTER OF INDEMNITY

If Bill of Lading is not available at any discharge port or place to which the vessel may be ordered by Charterers under this Charter or if Charterers require Owners to deliver cargo to a party and/or at a port or place other than set out in the Bills of Lading, then Owners shall nevertheless discharge the cargo carried by the vessel in compliance with Charterers’ instructions, upon a consignee nominated by Charterers (hereinafter called “the Receiver”) presenting reasonable identification to the Master, in consideration of the following undertakings by the Charterers:-

Then in each case, the vessel shall discharge the cargo as directed by the Charterers in consideration of the following indemnity, which shall be deemed to be given in each and every occasion:

(A)	Charterers shall indemnify Owners and their servants or agents and hold all of them harmless in respect of:
1.	All liability loss or damage of whatsoever nature (including legal costs as between attorney and solicitor and clients and associated expenses) which Owners and their servants and agents may sustain by reason of delivering cargo in accordance with Charterers’ request, or

2.	Any liability in respect of loss or damage to cargo which Owners and their servants and agents may incur by reason of a change in destination to the extent that such liability exceeds the liability that would have been incurred if the new destination had been named as the original discharge port in the Bill of Lading.
(B)	In the event of any proceeding being commenced against Owners and their servants and agents, in connection with the delivery of the goods as aforesaid, Charterers shall provide them from time to time with sufficient funds to defend the said proceedings.

(C)	If the vessel or any other vessel or property belonging to Owners should be arrested or detained by reason of Owners complying with Charterers’ aforesaid request, Charterers shall provide such bail or other security as may be required to secure the release of such vessel or property and to indemnify Owners in respect of any loss, damage, or expense caused by such arrest or detention whether or not the same is justified.

(D)	Owners shall promptly notify the Charterers:
1.	If any person, other than a person to whom the Charterers ordered the Owners to deliver or produce delivery of the cargo, claims to be entitled to such cargo, or

2.	If the vessel or any other property is arrested as a result of any such discharge of cargo as aforesaid
(E)	As soon as all original Bills of Lading shall have arrived and/or come into the Charterers’ possession, the Charterers shall deliver them to the Owners or Owners’ nominees duly endorsed whereupon the present Charterers’ liability shall cease.

(F)	Charterers warrant that they are authorised by the party or parties entitled to the cargo to direct the vessel to discharge the cargo as aforesaid.

(G)	This indemnity shall be governed by and construed in accordance with United States Law, and all disputes, controversies or claims arising out or in relation to this indemnity or the breach, termination or invalidation thereof shall be decided by the United States District Court for the Southern District of New York, and the Charterers undertake to instruct New York solicitors to accept service of any proceedings in respect of any dispute arising out of or in connection with this indemnity when called upon to do so.

56	EXXON DRUG AND ALCOHOL POLICY CLAUSE
Owners warrant that they have a policy on Drug and Alcohol Abuse (“Policy”) applicable to the vessel, which meets or exceeds the standards in the Oil Companies International Marine Forum Guidelines for the Control of Drugs and Alcohol Onboard Ships. Under the Policy, alcohol impairment shall be defined as a blood alcohol content of 40-mg/100 ml or grater; the appropriate seafarers to be tested shall be all vessel Officers and the drug/alcohol testing and screening shall include random or unannounced testing in addition to routine medical examinations. An object of the Policy should be that the frequency of the random/unannounced testing to be adequate to act as an effective abuse deterrent, and that all Officers be tested at least once a year through a combined program of random/unannounced testing and routine medical examinations.
Owners further warrant that the Policy will remain in effect during the term of this Charter and that Owners shall exercise due diligence to ensure that the Policy is complied with. It is understood that an actual impairment or any test finding of impairment shall not in and of itself mean the Owners have failed to exercise due diligence.
57	SOLAS CLAUSE
The vessel has a valid SOLAS Safety Equipment and SOLAS Construction Certificates.
58	TELEFAX/TELEX CLAUSE
The vessel has a telefax and a telex machine on board, which Owners shall maintain in good working order throughout the entire period of this Charter Party.
59	ISPS CLAUSE
(a)

(i)	From the date of coming into force of the International Code for the Security of Ships and of Port Facilities and the relevant amendments to chapter XI of SOLAS (ISPS Code) in relation to the vessel and thereafter during the currency of this Charter, the Owners shall procure that both the vessel and “the Company” (as defined by the ISPS Code) shall comply with the requirements of the ISPS Code relating to the vessel and “the Company”. Upon request the Owners shall provide a copy of the relevant International Ship Security Certificate (or the Interim International Ship Security Certificate) to the Charterers. The Owners shall provide the Charterers with the full style contact details of the Company Security Officer (CSO).

(ii)	Except as otherwise provided in this Charter, loss, damage, expense or delay, excluding consequential loss, caused by failure on the part of the Owners or “the Company” to comply with the requirements of the ISPS Code or this Clause shall be for the Owners’ account.

(b)

(i)	The Charterers shall provide the CSO and the Ship Security Officer (SSO)/Master with their full style contact details and, where sub-letting is permitted under the terms of this Charter, shall ensure that the contact details of all sub-charterers are likewise provided to the CSO and the SSO/Master. Furthermore, the Charterers shall ensure that all sub-charter parties they enter into during the period of this Charter Party contain the following Provision:
“The Charterers shall provide the Owners with their full style contact details and, where sub-letting is permitted under the terms of the charter party, shall ensure that the contact details of all sub-charterers are likewise provided to the Owners”.
(ii)	Except otherwise provided in this Charter, loss damage, expense or delay, excluding consequential loss, caused by failure on the part of the Charterers to comply with this Clause shall be for the Charterers’ account.

(c)	Notwithstanding anything else contained in this Charter all delay costs or expenses whatsoever arising out of or related to security regulations or measures required by the port facility or any relevant authority in accordance with the ISPS Code including, but not limited to, security guards, launch services, tug escorts, port security fees or taxes or expenses, shall be for the Charterers’ account unless such costs or expenses result solely from the Owners’ negligence. All measures required by the Owners to comply with the Ship Security Plan shall be for the Owners’ account.

(d)	If either party makes any payment which is for the other party’s account according to this Clause, the other party shall immediately indemnify the paying party.
60	AUTOMATED MANIFEST SYSTEM (AMS) CLAUSE
U.S. customs clearance – if cargo is to be discharged in a U.S. port or territory subject to control by the U.S. Customs and Border Protection (“CBP”), Charterers warrant that all necessary details required by CBP for clearance of the cargo, inclusive of but not limited to, shipper consignee and notify party full name, address and phone number or telex number, will be included on each Bill of Lading or alternatively supplied to Owners in writing a minimum of 24 hours prior to vessel’s arrival at the first designated U.S. port of discharge. For voyages less than 24 hours in duration this information must be included on the Bill of Lading or advised to Owners prior to vessel departure from the loading place or port. Any delays, fines or penalties incurred due to Charterers’ failure to comply with the above will be for Charterers’ account.
Effective 4 March 2004, all imported cargoes into the U.S. must be electronically reported via the Bureau of U.S. customs and border protection AMS system. This requires the carrier to have a type 3 international carriers bond as well as a Standard Carriers Alpha Code (“SCAC”). It is the responsibility of the carrier to ensure that this reporting requirement occurs 24 hours prior to vessel’s arrival at the first U.S. port. Should the international voyage be less than 24 hours in duration, the carrier shall electronically file the manifest via the automated manifest system at the time of loading in the foreign port. Owners and/or vessel master or their designated agent will provide a copy of the electronically filed manifest to the Charterers or their designated agent at the time of filing with CBP.
Owners warrant that it is aware of the requirements of the U.S. customs and border protection regulation issued on 5 December 2003 under federal register Part II Department of Homeland security 19 CFR Parts 4, 103 et al. and will comply fully with these requirements for entering U.S. ports. Any delays, fines or penalties incurred due to Owners’ failure to comply with the above will be for Owners’ account.
61	DERRICKS
The vessel shall be equipped, throughout the entire period of this Charter Party with minimum of 1x15 ton derricks.
62	I T O P F
Owners warrant that vessel is a member of the International Tanker Owners Pollution Federation (ITOPF), and that Owners will retain such membership during the entire period of this contract. Owners further warrant that the vessel shall, during the period under this contract, be in full compliance with 1969 Civil Liability Convention (CLC) and the 1971 Fund Convention.
63	OIL SPILL PREVENTION AND RESPONSE
Should Charterers determine that Owners do not have a suitable or adequate Oil Spill Response Contingency Plan that provides directly or through membership or contract with an oil spill response contractor or organisation all necessary equipment or personnel to prevent, abate, contain and remove pollution, Charterers shall notify Owners concerning any such deficiencies. Owners shall promptly rectify such deficiencies at Owners’ cost and expense.

64	INSURANCE PROVISION
Upon request by Charterers, Owners will provide documentary evidence of insurance. Further, Owners shall give a minimum of ten (10) days notice to Charterers in the event that liability cover is to be lowered or withdrawn.
65	SPILL RESPONSE CONTINGENCY PLAN
Owners warrant they have an “Oil Spill Response Contingency Plan” and that they will provide Charterers a copy prior to commencement of this Charter including phone numbers of key Owners contacts. Owners further warrant that during this Charter Party and any extension thereof that this plan will comply with all U.S. Federal and U.S. Coast Guard Requirements.
66	COMPLIANCE CLAUSE
Owners warrant that the vessel shall, during the period of this Charter, comply with all applicable international conventions, all applicable Laws, regulations and/or other requirements of the country of the vessel registry and of the countries of the port(s) and/or place(s) to which the vessel may be ordered hereunder and all applicable regulations and/or requirements of any terminals or facilities in such port(s) or place(s) where the vessel shall load or discharge. Owners further warrant that the vessel shall have on board, during subject period, all certificates, records or other documents required by the aforesaid conventions, laws, regulations and/or requirements. The conventions, laws, regulations and requirements referred to in this paragraph include the conventions, laws, regulations and requirements concerning ship size, ship design, safety, operation of ship equipment (including inert gas and crude oil wash system if the vessel is so equipped), navigation, pollution and other like matters.
67	U.S. COAST GUARD REGULATION CLAUSE
Owners certify that the vessel will be in full compliance with all known and future applicable United States Coast Guard Regulations including Pollution Prevention Regulations as specifically described as 33 CFA parts 154, 155 and 156 or will hold necessary waivers if not in compliance. Any delay as a result of non-compliance will count as time off hire. If and for as long as the vessel will not be traded to the U.S., Charterers may relieve the Owners from any obligation under this clause.
68	ARCO CAST IRON CLAUSE
Owners warrant that all riser valves and fittings, outboard of the last fixed rigid support to the vessel’s deck, that are used in the transfer of cargo or ballast, will be made of steel or nodular iron and that only one steel reducer or spacer will be used between the vessel’s valve and the loading arm. The fixed rigid support must be designed to prevent both lateral and vertical movement of the transfer manifold.
69	SHIP-TO SHIP LIGHTERAGE CLAUSE
Charterers have the option to load and/or discharge and/or lighten the vessel via ship-to-ship transfer in accordance with the procedure set out in “OCIMF’S Ship-to-Ship Transfer Guide”, always to the Master’s satisfaction.
If ship-to-ship transfer is required this is subject to the Master’s approval. In this event Charterers shall provide a sheltered area for conduct of ship-to-ship transfer operation. Any extra insurance costs, which may be placed on the vessel and/or cargo as a result of such ship-to-ship transfer operation, shall be for Charterers’ account. Charterers are to provide and pay for adequate fenders, moorings, hoses and equipment necessary to perform the ship-to-ship transfer operations, all of which shall be to the Master’s satisfaction.
Such ship-to-ship transfer operation shall always be carried out in conformity, with the provisions of the “OCIMF Ship-to-Ship Transfer Guide”, but ship-to-ship transfer operations shall always be at the Master’s discretion and if the Master at any time considers that ship-to-ship transfer operations are or should become unsafe and have to be interrupted, the vessel shall not be considered as off hire.
Charterers shall notify Owners of such ship-to-ship transfer operations and give Owners sufficient notice to arrange additional insurance cover for ship-to-ship transfer purpose.
Full or partial discharge into lighters/barges shall not be considered to be ship-to-ship transfer.
70	MOORING AND HOSE CLAUSE
Owners shall, unless otherwise notified by Charterers or their agent, supply at Owners’ expense all hands, equipment and facilities required on board the mooring and unmooring and connecting and disconnecting hoses for loading and discharging.
71	SPEED AND CONSUMPTION FIGURES
In addition to Clause 24 (a) speed and consumption:
Laden/Ballast Fuel Oil 380 CST:

Speed	Consumption laden	Consumption ballast
14.0 knots	36 tons per day	—
14.0 knots	—	35 tons per day

From the above mentioned speeds there shall be deducted a steaming allowance of 7.5 per cent to allow for weather and navigation.

Idle in port or stand by:	5 tons per day
Loading:	7.5 tons per day
Pumping at full capacity:	25 tons per cargo
72	CLEANING CLAUSE
Cleaning of cargo tanks to be performed by the vessel’s crew in accordance with Charterers’ cleaning instructions, which always to be compatible with coating type/resistance list and the vessel’s tanks, lines, gaskets, pumps and coils.
Charterers supply cleaning chemicals if required due to cargoes carried.
73	DETENTION CLAUSE
Should the vessel be seized or detained by any authority or arrested at the suit of any party having or purporting to have a claim against any interest in the vessel incurred by the actual Owners, hire shall not be payable in respect of any period during which the vessel is not at Charterers’ use and all extra expenses shall be for Owners’ account, unless such seizure or detention is occasioned by any personal act or omission or default of Charterers or their agents, or by reason of the cargo carried.
74	SMUGGLING CLAUSE
Any delays, expenses and/or fines incurred on the account of smuggling to be for Owners’ account if caused by the Master, Officers, Crew or Owners’ servants.
75	HOUSE FLAG/CHARTERERS’ MARKINGS
Charterers have the privilege of flying their house flag, to paint funnel, bow crest in their house colours and to paint their marks on ship’s sides and put/change name of vessel. On or prior to vessel’s redelivery Charterers shall remove their marks on ships sides and repaint ship’s name and funnel in accordance with Owners’ request. Cost of such paintings and/or repainting and/or changing name for Charterers’ account unless otherwise agreed with Master/Owners. Upon Charterers’ request crew to perform the work and payment to be settled direct between Charterers and Master.

76	ENGLISH LANGUAGE CLAUSE
The vessel will be manned with Master and Officers able to communicate both verbally and in written English ensuring smooth communication with Charterers, their agents and shore personnel of suppliers and receivers.
77	ITF CLAUSE
The Owners guarantee that the officers and crew on board are employed under terms and conditions approved by ITF head office competent for the country of the vessel’s flag during the whole Charter period.
In the event the vessel being subject to boycott by ITF or any other body, being delayed or rendered in-operative by strikes, labour stoppages or any other difficulties arising from the vessel’s flag, ownership, crew or terms of employment of other crew of the same ownership, operation or control, such time lost is to be considered as off-hire and all expenses incurred thereby, including fuel consumed during such period; to be for Owners’ account.
78	HEATING CLAUSE
The vessel to be able throughout the terms of this Charter to maintain the cargo temperature up to a maximum of 57.5 degrees Celsius (135 degrees Fahrenheit) and if loaded below to increase it by 4 degrees Celsius per day.
79	VACCINATION CERTIFICATES
The Owners/Managers to arrange at their time and expense that the Master, Officers and Crew of the vessel hold valid vaccination certificates.
80	REMEASURE CLAUSE
Charterers have the option to re-measure the vessel for the purpose of satisfying certain port/terminal regulations. All cost and time to be for Charterers’ account. The vessel to be redelivered non-measured at Owners’ option if Charterers exercised their option to re-measure in first place.
81	EXXON MOORING
Owners warrant that vessel’s mooring lines and wires shall comply fully with any one of three of Exxon Mooring Criteria during the Charter Party period. Charterers, subject to Owners’ prior consent, to supplement lines and mooring wires, load/or discharge pipes/equipment if required at Owners’ expense.

82	STORAGE CLAUSE
Charterers shall have the option of requesting the vessel to remain idle, at a safe place, at anchor/or drifting.
83	BREACH OF WARRANTY CLAUSE
If Owners are in breach of any of their representations and warranties, Charterers may so notify Owners in writing, and following the receipt by Owners of any such notice that Owners failed to exercise due diligence as required by their representations and warranties, the vessel shall be off-hire and no further payments shall be due until Owners have so demonstrated that they are exercising such due diligence.
84	INSPECTION CLAUSE
Owners agree to allow Charterers or their designated representative access to the vessel on demand at any time during the term of the Charter Party, for the purposes of carrying out a full and detailed inspection into every aspect of the vessel’s operation and maintenance. If as a result of such inspection the vessel is determined to be operating or maintained to a lesser standard than that existing at the time of delivery of the vessel to Charterers at the commencement of this Charter (the ‘’Delivery Standard’’) then Charterers may place the vessel off-hire until such time as the Owners return the vessel to the Delivery Standard as determined by Charterers. The vessel shall remain on-hire for 48 (forty-eight) hours after notice placing the vessel off-hire is given to allow Owners to review all deficiencies and to provide Charterers with an action plan.
For the purpose of this Clause the Delivery Standard is established by the report of Survey of the vessel dated October 31, 2004.
In enforcing this clause Charterers is to make allowances for fair wear and tear of the vessel.
85	ON-HIRE SURVEY
Owners/Charterers agree to hold a joint on-hire survey (physical conditions) at last discharge port prior delivery or first load port after delivery. Cost of said survey to be shared equally between Owners/Charterers. Same applies for redelivery.
86	ISM
Owners warrant that at all time during the performance of this charter the vessel shall strictly adhere to and conform to the requirements of the ISM Code and shall be in possession of a valid Safety Management Certificate (SMC).

Owners further warrant that at all times during the performance of this charter the Owners or the Managers shall comply with the provisions of the ISM Code and be in possession of a Document of Compliance (DOC).
87	CHANGE OF OWNERSHIP CLAUSE
Owners warrant that for the duration of this Charter (i) the Owners shall remain the sole owners of the vessel and Arlington Tankers Ltd. shall remain the direct legal and beneficial owner of the Owners, (ii) there will be no change in the technical management of the vessel other than changes pursuant to Section 3 of the Agreement, dated the date hereof, between Stena AB and the Owners, and (iii) there will be no change in the flag or registry of the vessel.
88	MULTIGRADE CARGOES
Owners warrant that the vessel shall always load/discharge cargo at the maximum possible rate consistent with the safe operation of the vessel. Additionally the vessel shall be capable of loading a full cargo within a maximum period of 24 hours (or prorated for part cargoes). Where more than one grade is to be loaded/discharged such grades shall be loaded/discharged concurrently, whilst maintaining two valve segregation between grades, provided the vessel is physically capable of doing so. Any additional time used owing to the inability of the vessel to load/discharge in accordance with the above shall be considered as time off hire.
89	ONBOARD BLENDING CLAUSE
Charterers shall have the right to perform onboard blending of cargo whilst loading, being two or more grades, over the designated cargo tanks to be loaded. Vessel’s staff shall ensure that proper stability maintained during the entire operation. Charterers’ nominated cargo inspector will always supervise such onboard blending and vessel’s staff is to follow the inspector’s recommendations. Charterers will issue L.O.I. in Owners’ P&I Club wording.
90	TRACKING SYSTEM CLAUSE
It is agreed that Charterers may from the time of fixing until completion of the charter period employ an Inmarsat tracking system on the vessel. Such tracking system works on data provided from the vessel’s onboard Inmarsat C system and can be installed simply, either remotely, or on some older systems with minimal set up input from the vessel.
All registration/communication costs relating to this tracking system will be for Charterers’ account. Charterers will advise when the system is operative and confirm termination on completion of charter.

91	Q88.COM CLAUSE
Owners to provide, free of charge, a copy of the OCIMF VPQ in the required electronic form so that the vessel can be included in Charterers’ subscription to the website “Q88.com”. Owners are furthermore required to update the system with vessel approval status, certification and any other information as required on a regular basis.
92	GREEN AWARD CLAUSE
Rebates in port dues etc. obtained via the Green award certificate to be refunded to Charterers, provided that Charterers have paid for the Green Award audit fees in full, or prorated for the period covered under this charter party.
93	SALE OF THE VESSEL
The Owners shall have no right to sell the vessel during term of this Charter or any extension thereof without the Charterers’ prior written consent, whose consent may be withheld at the Charterers’ sole discretion. For the purpose of this Clause 93, any sale, assignment, transfer, conveyance or disposition of the shares of the Owners, directly or indirectly through intermediate holding companies, by their sole shareholder Arlington Tankers, Inc. to any third party not controlled by Arlington Tankers, Inc. shall be deemed a sale of the vessel This clause 93 shall not prohibit in any way the mortgaging or hypothecation of the vessel to a financial institution pursuant to a financing transaction related to the purchase of the vessel by the Owners.
94	CHANGES/IMPROVEMENTS NECESSARY FOR THE OPERATION OF THE VESSEL OR IMPOSED BY LEGISLATION OR CLASS
(A)	In the event any improvement, structural change or the installation of new equipment is imposed by compulsory legislation and/or class rules, Charterers shall have the right to require that the Owners effect such improvement, structural changes or installations. The Charterers shall fully reimburse the Owners for the total cost of all such improvements, structural changes or installations up to USD100,000 in any calendar year. To the extent that the total cost of all such improvements, structural changes or installations exceed USD100,000 in any calendar year, the Charterers shall reimburse the Owners in an amount equal to the product of (i) the cost of such improvements, structural changes or installations and (ii) a fraction, the numerator of which shall be the number of whole months remaining in the charter period at the time of completion of such improvement, structural change or installation (the “Remaining Charter Period”) and the denominator of which shall be the number of whole months remaining in the depreciation period of the vessel (calculated as 25 years from the year the vessel was built) at the time of completion of such improvement, structural change or installation (such product, the “Reimbursement Payment”) and the balance of the cost of such improvement, structural change or installation shall be paid by the Owners. If the Charterers have made a payment to the Owners pursuant to the preceding sentence and following such payment the charter period is extended as a result of the exercise by the Charterers of their option rights under Clause 49 hereof, the Charterers shall pay additional compensation to the Owners in an amount equal to the difference between the Reimbursement Payment paid by the Charterers and the amount that would have been paid by the Charterers had the Remaining Charter Period used to calculate the Reimbursement Payment included the number of whole months in the extension period.
(B)	In any event any improvement, structural change or the installation of new equipment, not falling under (A) above, is deemed necessary by the Charterers for the continued operation of the vessel, Charterers shall have the right at their own cost to effect such improvement, structural changes or installation, with the Owners’ consent which shall not unreasonably be withheld.

(C)	The Owners have to be notified in writing in advance by the Charterers about any changes and/or improvements as afore mentioned.

(D)	Any change, improvement or installation made pursuant to this Clause shall be the property of Owners.
95	THIRD PARTY CLAUSE
Except as may be otherwise agreed in writing by the parties with any third party, a person who is not party to this Agreement/Charter may not enforce, or otherwise have the benefit of, any provision of this Agreement/Charter under the Contract (Rights of third Parties Act 1999), but this provision does not affect any right or remedy of a third party which exists or is available apart from the Act.
96	NEW CLAUSE PARAMOUNT
The Charterers warrant to include following clauses in all Bills of Lading issued pursuant to this time Charter by them or any subcharterer:
(i)	Subject to sub-clauses (2) or (3) hereof, this bill of Lading shall be governed by, and have effect subject to, the rules contained in the International convention for the Unification of Certain Rules relating to Bills of Lading signed at Brussels on 25th August 1924 (hereafter the “Hague Rules”) as amended by the Protocol signed at Brussels on 23rd February 1968 (hereafter the “Hague-Visby Rules”). Nothing contained herein shall be deemed to be either a surrender by the carrier of any rights or immunities or any increase of any of his responsibilities or liabilities under the Hague-Visby Rules.

(ii)	If there is governing legislation which applies the Hague-Visby Rules compulsory to this Bill of Lading, to the exclusion of the Hague-Visby

Rules, then this Bill of Lading shall have effect subject to the Hague Rules. Nothing herein contained shall be deemed to be either a surrender by the carrier of any of his rights or immunities or an increase of any of his responsibilities or liabilities under the Hague Rules.
(iii)	If there is governing legislation which applies the Hamburg Rules compulsory to this Bill of Lading to the exclusion of the Hague-Visby Rules, then this Bill of Lading shall have effect subject to the Hamburg Rules. Nothing herein contained shall be deemed to be either a surrender by the carrier of any of his rights or immunities or an increase of any of his responsibilities or liabilities under the Hamburg Rules.

(iv)	If any term of this Bill of Lading is repugnant to the Hague-Visby Rules, the Hague Rules or the Hamburg Rules, as applicable, such term shall be void to that extent but no further.
97	ARBITRATION
Any dispute arising under this charter shall be referred to the arbitration in London in accordance with the provisions of the Arbitration Act 1996, or any statutory modification or re-enactment thereof for the time being in force save to the extent necessary to give effect to this provisions of this Clause. The arbitration shall be conducted in accordance with the London Maritime Arbitration Association (LMAA) terms current at the time when the arbitration proceedings are commenced.
The reference shall be to three arbitrators; one to be appointed by each of the parties hereto, and the third to be appointed by the two so chosen; their decision or that of any two of them shall be final. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within 14 calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the 14 days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the 14 days specified the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on both parties as if he had been appointed by agreement.
Nothing herein shall prevent the parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.
In case where neither the claim nor any counterclaim exceeds the sum of USD50,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the LMAA Small Claim Procedure current at the time when the arbitration proceedings are commenced.
98	NO ASSIGNMENT BY CHARTERERS
Notwithstanding any other provisions of this Charter, the Charterers may not assign any of their rights and obligations under this Charter without the prior written consent of the Owners.